Exhibit 2.5

                          ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, made as of this ___ day of July, 1998, by and among LASER INDUSTRIES LTD., an Israeli company ("Purchaser"), ORZIV (Z.K.Y.P.) LTD., an Israeli company (the "Seller"), YEHIAM PRIOR ("Prior") and ZIV KARNI ("Karni"), individuals residing in the State of Israel and shareholders of the Company. Prior and Karni shall sometimes collectively be referred to herein as (the "Shareholders").

                                 WITNESSETH

WHEREAS, the parties hereto desire to enter into this Asset Purchase Agreement pursuant to which Purchaser will purchase from the Seller all of the assets of Seller and assume all of the obligations of the Seller identified herein, upon the terms and subject to the conditions set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:

1.    DEFINITIONS

      As used herein, the following terms shall have the following meanings unless the context otherwise requires:

      1.1   "Agreement" shall mean this Asset Purchase Agreement.

      1.2 "Business" shall mean the production of laser processing systems for industrial purposes.

      1.3   "Closing Date" shall mean _______________, 1998.

      1.4 "1995, 1996 and 1997 Financial Statements" shall have the meaning set forth in Section 4.2.1.

      1.5   "Financial Statement Date" shall mean March 31, 1997.

      1.6   "Indemnified Party" shall have the meaning set forth in
            Section 9.3.1.

      1.7   "Indemnifying Party" shall have the meaning set forth in
            Section 9.3.1.

      1.8   "Proprietary Information" shall have the meaning set forth in
            Section 4.7.2.

      1.9   "Net Assets" shall mean the assets and liabilities  set forth in
            Section 2.1.

      1.10  "Purchase Price" shall have the meaning set forth in Section 3.

      1.11 "Non-Assumed Liabilities" shall mean the assets and liabilities of the Seller which are neither (i) set forth in Schedule 2.1 and/or the 1997 Financial Statements or the Interim Financial Statements (as defined in Article 4.2.1) nor (ii) Non-Material Liabilities, nor (iii) liabilities relating to the premises of the Seller at 7 Hayetzira Street, Raanana (the "Seller Premises"), including any mortgages or liens in respect thereof.

      1.12 "Non-Material Liabilities" shall mean liabilities of the Company which, individually or in the aggregate, (i) are not material to the business or financial condition of the Company and (ii) do not exceed the amount of US$25,000.

2.    PURCHASE OF NET ASSETS

      2.1 Purchase and Sale of Net Assets. Seller shall sell, assign, and transfer to Purchaser and Purchaser shall purchase, as of the Closing Date, free and clear of all liens, pledges, or encumbrances of any kind, nature, or description all of Seller's assets and properties, including, but not limited to cash, notes, accounts receivable, including but not limited to VAT refunds, security interests, inventories, intangible and tangible assets including Proprietary Information, technology, ongoing research and development, all know-how relevant to the manufacture and/or sale of Seller's products, equipment, furniture and fixtures, automobiles, trademarks, trade names including Seller's corporate name, accrued interest, prepaid insurance, other prepaid expense, and deposits which Seller owns or to which it was entitled on the Closing Date (including but not limited to all such assets reflected on Seller's balance sheet as of the date of this Agreement). Notwithstanding anything to the contrary in this Agreement, it is expressly agreed that the Seller Premises, including any mortgages or obligations relating thereto, are expressly excluded from this Transaction, and shall remain with the Seller. Purchaser shall assume those obligations of Seller, and royalties payable that are (i) set forth in SCHEDULE 2.1 and/or in the 1997 Financial Statements or the Interim Financial Statements and (ii) Non Material Liabilities, other than Non-Assumed Liabilities. All operations in the ordinary and regular course of business carried on by Seller after the Closing Date, shall be deemed to have been carried on for the account of Buyer, which shall be entitled to all proceeds derived therefrom and bear all expenses and losses incurred thereby. Seller shall, following Closing, change its corporate name. Seller represents that since April 1, 1998, it has not assumed any liability except as disclosed in SCHEDULE 2.1 or Non- Material Liabilities (to the extent such Non-Material Liabilities, when aggregated with any other Non-Material Liabilities, do not exceed the amount of $25,000).

      2.2 Non-Assumed Liabilities. Non-Assumed Liabilities, if any, shall remain the property and liability of the Seller and the Shareholders. Seller and the Shareholders warrant and represent that any Non-Assumed Liabilities shall be paid in full.

3.    PURCHASE PRICE

      3.1   Net Asset Purchase Price.

            3.1.1 Purchaser, in full payment for the Net Assets, shall pay to Seller an amount equal to US$3,450,000 (Three Million Four Hundred Fifty Thousand U.S. Dollars), subject to adjustment as hereafter set forth (the "Total Purchase Price), which shall be payable in accordance with the provisions of 3.1.2 below.

            3.1.2 The Total Purchase Price shall be payable in the following manner:

                  (a) $2,450,000, subject to adjustment as hereafter set forth shall be paid to the Company on the Closing Date (which amount will not be deemed to be an asset of the Company for purposes of this Agreement).

                  (b) On the date which is 12 months after the Closing Date, provided that the tasks specified in clauses
                        (c)(1), (2) and (3) below have been achieved on or before the date indicated, the Purchaser shall pay:

                        (i) US $500,000 to Prior or to a company controlled by Prior, in accordance with written instructions from Prior; and

                        (ii) US$500,000 to K.H. Trustees Ltd. (the "Escrow Agent"), as escrow agent, on behalf of and for the account of Karni, in accordance with an escrow agreement (the "Escrow Agreement") to be entered into between the Escrow Agent, Karni and the Purchaser. The form of the Escrow Agreement shall be mutually agreed to by the signatories thereto and payment under this clause (ii) shall be conditional upon signature thereon by all of the parties thereto.

                  (c) The aforementioned payments in clause (b) shall be subject to the achievement of the following:

                        (1) Within 3 months after the Closing, the
                  development of the "reduced weight loss" improvement to the Seller's diamond processing laser systems (Orziv 2001 and 2100), and the submission of a full technical report on this development to the Purchaser shall have been completed. The Purchaser will provide the support required for this technical development.

                        (2) Within 9 months after the Closing, the
                  relocation of the Seller's activities from their present address in Raanana to the plants of Laser Industries in Atidim shall have been completed, provided the Purchaser has decided to carry out such a relocation. The expenses of such relocation shall be borne by Purchaser. Until such time as the relocation is completed, Seller hereby agrees to permit the Purchaser to occupy the Seller Premises; and

                        (3) During the 12 month period immediately
                  following the Closing, Prior shall have cooperated with and provided technical support to the Purchaser in accordance with provisions of SCHEDULE 3.1.2 hereto. The Purchaser agrees to pay to Prior a reasonable compensation for his activities as described in SCHEDULE 3.1.2.

      3.2 Payments shall be made in New Israeli Shekels at the representative rate of exchange for the U.S. dollar last published by the Bank of Israel at the time of payment.

      3.3 The parties agree that the Total Purchase Price is based on a value of $ US 190,000 for the Seller's Premises which are excluded from the transaction. If an appraisal of the Seller's Premises, to be commissioned by Purchaser, reflects a value in excess of $190,000, the Total Purchase Price and the payment under 3.1.2(a) will be reduced by the excess amount.

4.    SELLER'S REPRESENTATIONS AND WARRANTIES

      The Seller and each of the Shareholders, jointly and severally, represent and warrant to Purchaser as follows:

      4.1   Organization, Standing and Authority

            4.1.1 Seller is a company duly organized, validly existing and in good standing under the laws of Israel, and has the full power and authority to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets which it now owns or leases.

            4.1.2 Seller is now, and will be at Closing, duly qualified and/or licensed to transact business and in good standing in the jurisdictions it carries out business. The character of the property owned or leased by the Seller and the nature of the business conducted by Seller does not require qualification and/or licensing in any other jurisdiction.

            4.1.3 Seller represents that, subject to receipt of the
                  approvals and permits specified in Section 4.8, it has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person whomsoever.

            4.1.4 The execution, delivery and performance by the Seller of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by Seller's Board of Directors and, if required by law or the Seller's Articles of Association, the shareholders of the Seller. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by the Seller or any Shareholder in connection herewith constitute or will, when executed and delivered, constitute the valid and legally binding obligations of the Seller and the Shareholders, as the case may be, enforceable against each of them in accordance with their respective terms, except as enforceability may be limited by applicable equitable principals or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect, affecting the enforcement of creditors' rights generally. Attached hereto as EXHIBIT 4.1.4 are true, correct and complete copies of the Memorandum and Articles of Association of the Seller.

      4.2   Liabilities and Obligations of the Seller

            4.2.1 Attached hereto as EXHIBIT 4.2.1 are true, correct and complete copies of Seller's audited year end financial statements and reviewed quarterly statements as of December 31, 1995, December 31, 1996, and December 31, 1997 (respectively, the "1995, 1996 and 1997 Financial Statements"). Also attached hereto as EXHIBIT 4.2.2 are true and complete copies of the unaudited reviewed financial statements of Seller as of March 31, 1998 (the "Financial Statement Date") (the "Interim Financial Statements"). The 1995, 1996, and 1997 Financial Statements and the Interim Financial Statements are complete, have been prepared in accordance with generally accepted accounting principles of Israel and the provisions of Section 2.3, consistently applied, fairly present the financial condition of the Seller as of the respective dates thereof and disclose all liabilities of the Seller, whether absolute, contingent, accrued or otherwise, existing as of the date thereof which are of a nature required to be reflected in financial statements prepared in accordance with generally accepted accounting principles of Israel.

            4.2.2 The Seller has no liability or obligation (whether
                  accrued, absolute, contingent or otherwise) which is of a nature required to be reflected in financial statements prepared in accordance with generally accepted accounting principles of Israel, consistently applied, including without limitation, any liability which might result from an audit of its Tax Returns by any appropriate authority, except for (a) the liabilities and obligations of the Seller which are disclosed or reserved against in the Interim Financial Statements or
                  EXHIBIT 4.2.2 hereto, to the extent and in the amounts so disclosed or reserved against, and (b) liabilities incurred or accrued in the ordinary course of business, assets or operations of the Seller.

            4.2.3 Except as disclosed in the Interim Financial Statements or EXHIBIT 4.2.2, the Seller is not in default with respect to any material liabilities or obligations, and all such liabilities or obligations shown or reflected in the Interim Financial Statement or EXHIBIT 4.2.2 and such liabilities incurred or accrued subsequent to the Financial Statement Date, have been, or are being, paid and discharged as they become due, and all such liabilities and obligations were incurred in the ordinary course of business except as indicated in EXHIBIT 4.2.2.

            4.2.4 There are no outstanding loans or advances that have been made by the Seller or any entity controlled by it other than as set forth in the Financial Statements and no outstanding amounts due to the Seller from any Shareholder, employee or any such controlled entity.

      4.3 Tax Returns and Tax Status. Unless otherwise specified in the Financial Statements, the Seller will within 30 days of the Closing, timely and accurately file all Tax Returns required to be filed by Seller prior to such dates and will by such time pay all taxes shown on such returns as owed for the periods of such returns, including (without limitation) all withholding or other payroll related taxes shown on such returns. Seller further undertakes to file 1997 tax returns on a timely basis. The tax basis of all assets of the Seller as reflected on its books and records is correct and accurate for use in tax periods ending after the Closing Date, (such tax basis shall be set forth on EXHIBIT 4.3 which shall include the value of all assets for tax purposes at the Closing Date, and detail the date of purchase, cost and accumulated depreciation for tax purposes), assuming that no change in applicable tax laws occurs subsequent to Closing. The Seller is not, nor will it become, subject to any additional taxes, interest, penalties or other similar charges as a result of the failure to file timely or accurately, as required by applicable law, any such Tax Return prior to the Closing Date or to pay timely any amount shown to be due thereon, including, without limitation, any such taxes, interest, penalties or charges resulting from the obtaining of an extension of time to file any return or to pay any tax. No assessments or notices of deficiency or other communications have been received by the Seller with respect to any such tax return which has not been paid, discharged or fully reserved in the Interim Financial Statements or EXHIBIT 4.3 hereto, and no amendments or applications for refund have been filed or are planned with respect to any such return.

      4.4 Ownership of Assets and Leases. EXHIBIT 4.4 attached hereto is a complete and correct list and brief description as of the date of this Agreement of all material items of personal property, owned, leased or licensed by the Seller as of March 31, 1998 included in Net Assets (such list identifying which of such properties are owned by the Seller and all of the leases, licenses or agreements under which the Seller is lessee or licensee or hold or operate any property, real or personal). The Seller has good and marketable title to all of those properties listed and described in EXHIBIT 4.4 as owned property and assets, in each case free and clear of any liens, security interests, claims, charges, options, rights of tenants or other encumbrances, except as disclosed or reserved against in EXHIBIT 4.4 (to the extent and in the amounts so disclosed or reserved against) and except for liens arising from current taxes not yet due and payable. Each of the leases, licenses and agreements described in EXHIBIT 4.4 is in full force and effect and constitutes a legal, valid and binding obligation of (i) the Seller and (ii) to the best of Seller's and the Shareholders' knowledge, the other respective parties thereto; and is enforceable in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect effecting the enforcement of creditors' rights generally. There is not under any of such leases, licenses or agreements existing any material default (i) of the Seller, or (ii) to the best of Seller's and the Shareholders' knowledge, of any other parties thereto (or, with respect to (i) and (ii) above, event or condition which, with notice or lapse of time, or both, would constitute a default). The inventories of the Seller consist of items of a quality and quantity readily usable or readily salable, at prices equal to the values at which such items are reflected in the Seller 's books, in the normal course of its business and are valued so as to reflect the normal valuation policy of the Seller, all in accordance with generally accepted accounting principles, applied on a basis consistent with prior years, but not in excess of the lower of cost or net realizable market value. All of the accounts receivable of the Seller as of the Closing Date will reflect actual transactions, will have arisen in the ordinary course of business and will not be subject to offset or deduction.
            All of such accounts receivable will be collectible (without recourse to any judicial proceedings) within six (6) months of the Closing Date at the aggregate recorded amounts thereof, net of reserves for estimated doubtful accounts disclosed on the Interim Financial Statements. Except pursuant to this Agreement, neither the Seller nor any Shareholder is a party to any contract or obligation whereby there has been granted to anyone an absolute or contingent right to purchase, obtain or acquire any rights in any of the assets, properties or operations which are owned by the Seller or which are used in connection with the business of the Seller and are being acquired hereby, except as indicated in EXHIBIT 4.4.

      4.5 Agreement Does Not Violate Other Instruments. Except as listed in EXHIBIT 4.5 (i) the execution and delivery of this Agreement by the Seller and the Shareholders do not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Memorandum and Articles of Association of the Seller or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which the Seller or any Shareholder is a party or is bound or by which the Seller's assets are affected; and (ii) no consent, approval, order or authorization of, or registration, declaration or filing with any governmental entity is required to be obtained or made by or with respect to the Seller, any Shareholder or any assets, properties or operations of the Seller or any Shareholder, in connection with the execution and delivery by the Seller and the Shareholders of this Agreement or the consummation of the transactions contemplated hereby.

      4.6   Conduct of the Business of the Seller Prior to the Closing

            4.6.1 Except (i) with the prior consent in writing of the
                  Purchaser, (ii) as may be required to effect the transactions contemplated by this Agreement, or (iii) as provided otherwise in this Agreement, the Seller shall conduct, between the date of this Agreement and the Closing Date, its business in the ordinary course, and shall (a) use its best efforts to preserve the organization of the Seller intact and to preserve the goodwill of customers and others having business relations with the Seller; (b) maintain the properties of the Seller in the same working order and condition as such properties are in as of the date of this Agreement, reasonable wear and tear excepted; (c) keep in force at no less than their present limits all existing bonds and policies of insurance insuring the Seller and its property; (d) not enter into any contract, commitment, arrangement or transaction not in the ordinary course of business that cannot be terminated by the Seller within 30 days without payment of any amount for any reason whatsoever, or suffer, permit or incur any of the transactions or events described in Section 4.5 hereof to the extent such events or transaction are within the control of the Seller or; (e) not make or permit any change in the Memorandum and Articles of Association of the Seller, or in the Seller's authorized, issued or outstanding securities; (f) not issue any securities, not grant any stock option or right to purchase any security of the Seller, issue any security convertible into such securities, purchase redeem, retire or otherwise acquire any of such securities, or agree to do any of the foregoing or declare, set aside or pay any dividend or other distribution in respect of such securities; (g) not make any contribution to or distribution from any employee benefit plan, pension plan, stock bonus plan or profit sharing plan or similar employee benefit plan recognized by the laws of Israel or any political subdivision thereof (except for the payment of any health, disability and life insurance premiums which may become due and except for contributions or distribution required to be made); (h) not pay or retire from the assets of the Seller any loans, advances, or other like amounts, including any interest due thereon, from any Shareholder or any affiliate of any Shareholder to the Seller; (i) promptly advise Purchaser in writing of any matters arising or discovered after the date of this Agreement which, if existing or known at the date hereof, would be required to be set forth or described in this Agreement or the Exhibits hereto; and (j) maintain adequate insurance consistent with past practices for its businesses and properties.

            4.6.2 Except after prior notification to, and with the prior written consent of, Purchaser, the Seller will not make, between the date of this Agreement and the Closing Date, any change in their banking arrangements. A list of all bank accounts of the Seller and of all persons authorized to act with respect thereto is attached hereto as EXHIBIT 4.6.2.

            4.6.3 Except with the prior consent in writing of Purchaser, the Seller will not make between the date of this Agreement and the Closing Date, any material changes in their accounting methods or practices.

      4.7   Examination of Property and Records

            4.7.1 Between the date of this Agreement and the Closing Date, the Seller will allow Purchaser, its counsel and other representatives full access to all books, records, files, documents, assets, properties, contracts and agreements of the Seller which may be reasonably requested, and shall furnish Purchaser, its officers and representatives during such period with all information concerning the affairs of the Seller. Purchaser will conduct any investigation in a manner which will not unreasonably interfere with the business of the Seller. In the event the Closing does not occur, Purchaser will as soon as is practicable, return or destroy all material of the Seller then in its possession and hereby covenants to keep confidential all Proprietary Information (as defined in Section 4.7.2 below); provided, however, that the foregoing agreement to keep information confidential shall not apply to any information (a) in the public domain not as a result of the violation of Purchaser's undertakings herein, (b) available to Purchaser on a nonconfidential basis without regard to the disclosure by the Seller to Purchaser, (c) available to Purchaser from a source other than the Seller, provided that such source in so acting is not, to Seller's or the Shareholders' knowledge, violating any duty or agreement of confidentiality or (d) required to be disclosed by any law, rule or regulation.

            4.7.2 Purchaser acknowledges that in accordance with this
                  Section 4.7.2, the Seller may disclose to Purchaser certain commercially valuable, proprietary and confidential information and trade secrets with respect to the Seller's business, including without limitation, information which may relate to their proprietary products, technology, processes, drawings, specifications, programs, models, financial information and projections, formulae, data, know-how, methods, developments, designs, improvements, inventions, software programs, products, marketing plans and strategies, customer and supplier lists and other valuable business information and opportunities (collectively, "Proprietary Information").

      4.8 Consents and Approvals. Prior to the Closing, the Seller shall obtain those waivers, consents and approvals set forth on
            EXHIBIT 4.8 and shall use their best efforts to obtain the waiver, consent and approval of all persons whose waiver, consent or approval (i) is required in order to consummate the transactions contemplated by this Agreement or (ii) is required by any agreement, lease, instrument, arrangement, judgment, decree, order or license to which the Seller is a party or subject on the Closing Date and (a) which would prohibit, or require the waiver, consent or approval of any person to such transactions or (b) under which, without such waiver, consent or approval, such transactions would constitute an occurrence of default under the provisions thereof, result in the acceleration of any obligation thereunder or give result in the acceleration of any obligation thereunder or give rise to a right of any party thereto to terminate its obligations thereunder.

      4.9 Absence of Changes. Since March 31, 1998, the Seller has not (except as disclosed on EXHIBIT 4.9 attached hereto or except as required or contemplated by this Agreement):

            4.9.1 Transferred, assigned, conveyed or liquidated into
                  current assets or any of the Purchased Assets or business or entered into any transaction or incurred any liability or obligation, other than in the ordinary course of its business;

            4.9.2 Suffered any adverse change in its business, operations, or financial condition or become aware of any event or state of facts which may result in any such adverse change;

            4.9.3 Suffered any destruction, damage or loss, whether or not covered by insurance;

            4.9.4 Suffered, permitted or incurred the imposition of any lien, charge, encumbrance (which as used herein includes, without limitation, any mortgage, deed of trust, conveyance to secure debt or security interest) or claim upon any of the Net Assets.

            4.9.5 Committed, suffered, permitted or incurred any default in any liability or obligation;

            4.9.6 Made or agreed to any material adverse change in the terms of any contract or instrument to which it is a party;

            4.9.7 Waived, canceled, sold or otherwise disposed of, for less than the face amount thereof, any claim or right which it has against others;

            4.9.8 Paid, agreed to pay or incurred any obligation for any payment of any indebtedness except current liabilities incurred in the ordinary course of business.

            4.9.9 Delayed or postponed the payment of any liabilities, whether current or long term, or failed to pay in the ordinary course of business any liability on a timely basis consistent with prior practice.

      4.10 Litigation. There is no suit, action, proceeding, claim or investigation pending, threatened against or affecting the Seller and, to the best of Seller's and the Shareholders' knowledge, there exists no basis or grounds for any such suit, action, proceeding, claim or investigation.

      4.11 Licenses and Permits; Compliance with Law. The Seller hereby transfers and assigns, effective upon the Closing Date, free of liens or any interests of third parties, all contracts, licenses, certificates, permits, franchises and rights from all appropriate public authorities of Israel or other nation necessary for the sale and utilization by Purchaser of the Net Assets. Except as noted in EXHIBIT 4.11, the Seller, to the best of its and the Shareholders' knowledge, is presently conducting its business so as to comply in all respects with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority. Further, the Seller has not been presently charged with, or under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule or regulation, nor presently the subject of any pending or threatened adverse proceeding by any regulatory authority having jurisdiction over any of its business, properties or operations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, to the best of Seller's and the Shareholders' knowledge, result in the termination of any license, certificate, permit, franchise or right held by the Seller, and all such licenses, certificates, permits, franchises and rights will inure to the benefit of the Purchaser upon consummation of the transactions contemplated by this Agreement.

      4.12 Contracts, Etc. EXHIBIT 4.12 hereto consists of a true and complete list of all contracts, agreements and other instruments which relate to or in any way affect the Net Assets and which are assigned pursuant to Section 4.11 above. All of the contracts, agreements, policies of insurance or instruments described in EXHIBIT 4.12 immediately prior to the Closing Date hereto are valid and binding upon (i) the Seller, and (ii) to the best of Seller's and the Shareholders' knowledge, the other parties thereto; said contracts, agreements, policies of insurance and instruments are in full force and effect and enforceable in accordance with their terms, and neither the Seller nor any other party to any such contract, commitment or arrangement has breached any material provision of, or is in default under, the terms thereof; and there are no existing facts or circumstances known to the Seller or Shareholders, which would prevent the work in process of the Seller or its contracts and agreements from maturing in due course into fully collectible accounts receivable.

      4.13  Intellectual Property

            4.13.1 Licenses, Patents, Trademarks. For purposes of this
                   Agreement, "Intellectual Property" means the following items of intangible and tangible property:

                        (i) patents, whether in the form of utility patents or design patents and all pending applications for such patents ("Patents");

                        (ii) trademarks, trade names, service marks, designs, logos, trade dress and trade styles, whether or not registered, and all pending applications for registration of the same ("Trademarks");

                        (iii) copyrights, whether or not registered, and all
                              pending applications for registration thereof ("Copyrights");

                        (iv) inventions, research records, trade secrets, confidential information, product designs, engineering specifications and drawings, technical information, formulae, customer lists, supplier lists and market analyses ("Technical Information");

                        (v)   computer programs, including, without
                              limitation, computer programs embodied in semiconductor chips ("Firmware") or otherwise embodied, and related flow-charts, programmer notes, updates and data, whether in object or source code form ("Software").

            4.13.2 EXHIBIT 4.13.2 hereto sets forth a complete and correct list and summary description of all Patents, Trademarks, Copyrights, Technical Information, Firmware and Software, registrations thereof and applications therefor, applicable to the Net Assets, together with a complete list of all licenses granted by or to the Seller with respect to any of the above.

            4.13.3 The Seller, to the best of its and the Shareholders' knowledge, possesses all of the necessary Intellectual Property necessary to enable the operation of the business of the Seller as now being conducted.

            4.13.4 The Seller will together with the sale of the Net Assets grant to Purchaser good, valid, subsisting, unexpired and enforceable title to, free and clear of all Security Interests, and exclusive rights to use, all of the Intellectual Property necessary to enable operation of the Net Assets by the Purchaser and to the best of the Seller's knowledge, information and belief, except as set forth in EXHIBIT 4.13.4. no other Intellectual Property is necessary to permit the Purchaser to utilize the Net Assets as currently utilized by Seller without the payment of any fee or royalty. No employee, director or Shareholder of the Seller or employer of any such employee of the Seller has any rights to processes, systems and techniques used or contemplated to be used by the Seller.

            4.13.5 To the best of the Seller's knowledge, information and belief, no Intellectual Property related to the Net Assets, has infringed, is infringing or will infringe upon any intellectual property rights of others and the use of such Intellectual Property, will not constitute an infringement, misappropriation or misuse of any third party's intellectual property. To the best of the Seller's knowledge, information and belief, no person (including Shareholders, officers and employees) has asserted or has the right to assert any claim regarding the use of, or challenging or questioning the Seller's right or title in, any of the Intellectual Property.

            4.13.6 The Seller and, to the best knowledge of Seller and the Shareholders, all other parties to any licensing, leasing or similar arrangements under which either the Seller is the licenser, lessor or has otherwise granted the right to use Seller's Intellectual Property are in full material compliance therewith and are not in breach of their obligations with respect thereto. The Seller is not a party to any license, installation agreement, maintenance agreement, data processing agreement, service agreement or other agreement pursuant to which either of them is committed to perform installation, modifications, enhancements or services without payment or for payments which, in the aggregate, are less than the cost to perform such installation, modifications, enhancements or services other than pursuant to warranty obligations incurred in the ordinary course of business. Except for licenses listed on EXHIBIT 4.13.6, the Seller has not granted any licenses, leases or other rights and has no obligations to grant licenses, leases or other rights with respect to the Seller's Intellectual Property. The Seller has complied in all respects with its obligations to its customers, licensees and lessees in respect of the Seller's Intellectual Property.

      4.14 Labor Matters. Except as disclosed in the Financial Statements, Seller has made all deductions required to be made by law from the salaries of its employees in respect of tax, National Insurance contributions or otherwise, and has paid all such amounts so deducted to the appropriate authorities.
            To secure the severance pay due to all employees of Seller, sufficient provision has been made in accordance with generally accepted accounting practice among Israel's major accounting firms, to recognized provident funds, pension funds, severance pay funds and/or insurance companies under "Managers Insurance Policies."

      4.15 Exhibits. All Exhibits attached hereto are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing.

      4.16 Disclosure and Absence of Undisclosed Liabilities. This Agreement and the Exhibits hereto disclose all facts material to the assets, business or operations of the Seller. No statement contained herein or in any certificate, schedule, list, exhibit or other instrument furnished to Purchaser pursuant to the provisions hereof contains or will contain any untrue statement of any material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

5.    REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to the Seller and the Shareholders as follows:

      5.1 Organization and Standing. Purchaser is a duly organized and validly existing corporation in good standing under the laws of the State of Israel.

      5.2 Corporate Power and Authority. Purchaser has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person whomsoever. The execution, delivery and performance by Purchaser of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by its Board of Directors. This Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed by Purchaser in connection herewith, constitute or will, when executed and delivered, constitute the valid and legally binding obligation of Purchaser enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

      5.3 Agreement Does Not Violate Other Instruments. The execution and delivery of this Agreement by Purchaser do not, and the consummation of the transaction contemplated hereby will not, violate any provisions of the Memorandum and Articles of Association of Purchaser.

      5.4   Sophisticated Investor

            Purchaser is a sophisticated investor, with knowledge and experience in business and financial matters, including the transaction and matter at hand.

      5.5   Due Diligence

            Purchaser has conducted a due diligence investigation of the business of the Company, including the Net Assets. Purchaser believes it has received all materials, information and documentation that it requested. Furthermore, Purchaser represents that it has relied solely on its own evaluation of the materials, information and documentation received from the Company.

      5.6   High Technology Risk

            Purchaser acknowledges that the Seller's products are based on high-risk technology and no assurance may be given as to the commercial success of the Seller's products into the market.

6.    CONDITIONS  PRECEDENT  TO  OBLIGATIONS  OF  PURCHASER

      All of the obligations of Purchaser to consummate the transaction contemplated by this Agreement shall be contingent upon and subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Purchaser for purposes of consummating such transactions, but without prejudice (except as provided in the next sentence) to any other right or remedy which Purchaser may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of, the Seller or the Shareholders contained in this Agreement or any other certificate or instrument furnished by the Seller or any Shareholder hereunder. Notwithstanding the foregoing, in the event that the Seller notify Purchaser in writing at least two (2) business days prior to the Closing Date of a misrepresentation or breach of a covenant that will not be cured by Closing, and such notice contains sufficient detail to enable Purchaser to make an informed decision (which detail shall include, without limitation, a good faith estimate of the maximum dollar amount of damages that the Purchaser would suffer as a result of such misrepresentation or breach), closing of the transactions by Purchaser shall be deemed a waiver solely of such matter, but only to the extent of the dollar amount of damages described in such notice.

      6.1 Representations True at Closing. The representations and warranties made by the Seller and the Shareholders to Purchaser in this Agreement, the Exhibits hereto or any document or instrument delivered to Purchaser or its representatives hereunder shall be materially true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time, except for changes contemplated by this Agreement.

      6.2 Covenants of the Seller and the Shareholders. The Seller and the Shareholders shall have duly performed all of the covenants, acts and undertakings to be performed by them on or prior to the Closing Date, and the President of the Seller and the Shareholders shall each deliver to Purchaser a certificate dated as of the Closing Date certifying the fulfillment of this condition and the condition set forth in Section 6.1 hereof.

      6.3 No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arises out of, this agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the business of the Seller, if such action, proceeding, investigation, regulation or legislation, in the reasonable judgment of Purchaser would make it inadvisable to consummate such transactions.

      6.4 Opinions of Counsel. A favorable opinion of Cohen - Khayat Law Offices, counsel for the Seller and the Shareholders, shall have been delivered to Purchaser dated as of the Closing Date, substantially in form and substance of the opinions attached hereto as EXHIBIT 6.4.

      6.5 Consents, Approvals and Waivers. Purchaser shall have received a true and correct copy of each and every consent, approval and waiver (a) referred to in SCHEDULE 4.8 hereof. Seller shall use its best efforts to obtain all consents, approvals and waivers otherwise required for the execution of this Agreement and the consummation of the transactions contemplated hereby.

      6.6 Legal Approvals. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law or necessary to preserve the rights and benefits currently enjoyed by the Seller after the Closing. Without limiting the generality of the foregoing, such approvals shall include the obtaining of the approval from the Chief Scientist.

      6.7   Execution by Third Parties.   All agreements and documents
            attached as Exhibits hereto shall have been executed by all the parties thereto.

      6.8 Amendment of Employment Agreement. On or prior to the Closing, the Company and Karni shall have executed an extension of the term of Karni's employment agreement with the Company through June 30, 2002.

      6.9 Removal of Floating Charge on Company Asset. On or prior to the Closing, the Purchaser shall have received written confirmation from Bank Discount (the "Bank") that, upon the deposit by Purchaser of an amount not to exceed US$____________ in an account of Purchaser at a local branch of the Bank, as security for the obligations of the Company to the Bank, the Bank shall take all necessary steps to remove the floating charge on the Company's assets and releasing any other liens or charges the Bank may have on the Company or the Company's assets and releasing any other liens the bank may have on the Company or the Company's assets. The form and content of such confirmation shall be reasonably acceptable to the Purchaser. The Purchaser undertakes to deposit such amount with the Bank not later than the Closing.

      6.10 Signature Rights. All existing signature rights over the Company's bank account at the Rehovot branch of Discount Bank shall be terminated and exclusive signature rights over such account shall be granted to a designee of the Purchaser.

      6.11 Transfer of Assets. At the Closing, the Company shall deliver to the Purchaser the documents specified in SCHEDULE 6.11 and the Purchaser shall deliver a commitment to pay rental fees due on the premises of the Company up to Relocation Date. Following the Closing, the Company and the Shareholders will use their best efforts to provide such other documentation as Purchaser may reasonably request to effect the transfer of the Company's assets to the Purchaser.

7.    CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE
      SELLER AND THE SHAREHOLDERS TO CLOSE

      All of the obligations of the Seller and the Shareholders to consummate the transactions contemplated by this Agreement shall be contingent upon and subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived on whole or in part, by the Seller and the Shareholders for purposes of consummating such transactions, but without prejudice (except as provided in the next sentence) to any other right or remedy which they may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of Purchaser contained in this Agreement, or any certificate or instrument furnished by it hereunder. Notwithstanding the foregoing, in the event that the Purchaser notifies the Seller in writing at least two (2) business days prior to the Closing Date of a misrepresentation or breach of covenant that will not be cured by Closing, and such notice contains sufficient detail to enable the Seller to make an informed decision (which detail shall include, without limitation, a good faith estimate of the maximum dollar amount of damages that the Seller would suffer as a result of such misrepresentation or breach), closing of the transactions by the Seller shall be deemed a waiver solely of such matter, but only to the extent of the dollar amount of damages described in such notice.

      7.1 Representations True at Closing. The representations and warranties made by Purchaser in this Agreement to the Seller or any document or instrument delivered to the Seller, shall be materially true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, except for changes contemplated by this Agreement.

      7.2   Covenants of Purchaser.   Purchaser shall have duly performed all
            of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date, and a duly authorized officer of Purchaser shall deliver a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth under Section 7.1 above.

      7.3 No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of, the business of Purchaser, if such action, proceedings, investigation, regulation or legislation, in the reasonable judgment of the Seller or the Shareholders would make it inadvisable to consummate same.

      7.4 Approvals. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law.

8.    CLOSING

      8.1 Time and Place of Closing. Subject to the satisfaction of the conditions set forth in Section 6 and 7 hereof, the Closing shall occur at a mutually acceptable location on _____________, 1998, or as soon thereafter as practicable when such conditions have been met, unless another place or date is agreed to in writing by the Seller, and Purchaser, but in no event will the Closing be held later than _____________, 1998. If for any reason the Closing has not occurred by such date, Purchaser may at any time thereafter terminate this Agreement without obligation to the Seller by delivery of written notice of termination to Seller.

      8.2   Transactions at Closing.   At the Closing, each of the following
            transactions shall occur:

            8.2.1 At the Closing, the Seller and the Shareholders shall deliver to Purchaser the following:

                  (a)   the certificates of the Shareholders and of the
                        President of the Seller described   in Section 6.2;

                  (b)   copies of the consents and waivers described in Section
                        4.8 and Section 6.6;

                  (c)   opinion of counsel described in Section 6.4;

                  (d)   satisfactory evidences of the approvals described in
                        Section 6.5 and 6.6;

                  (e) copies of resolutions of the Board of Directors, and the Shareholders of the Seller;

                  (f)   the documents specified in SCHEDULE 6.11; and

                  (g) such other evidence of the performance of all covenants and satisfaction of all conditions required of the Seller and the Shareholders by this Agreement, at or prior to the Closing, as Purchaser or its counsel may reasonably require.


            8.2.2 At the Closing, Purchaser shall deliver to the Seller the following:

                  (a)   Payment of the amount of US$2,450,000, as set forth in
                        Section 3.1(a), subject to the adjustments set forth in
                        section 3.3;

                  (b)   the certificate of the authorized officer described in
                        Section 7.2;

                  (c)   satisfactory evidence of the approvals described in
                        Section 7.4;

                  (d) copy of resolutions of the Board of Directors of Purchaser approving the transactions set forth in this Agreement; and

                  (e) such other evidence of the performance of all the covenants and satisfaction of all of the conditions required of Purchaser by this Agreement at or before the Closing as the Seller, the Shareholders or their counsel may reasonably require.

9.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND
      INDEMNIFICATION

      9.1 Survival of Representations and Warranties of the Seller and the Shareholders. All representations, warranties, agreements, covenants and obligations made or undertaken by the Seller and any of the Shareholders in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by Purchaser, shall survive the Closing hereunder and shall not merge in the performance of any obligation by any party hereto. The Seller and the Shareholders agree to indemnify and hold Purchaser harmless from and against all liability, loss, damage or injury and all reasonable costs and expenses, including reasonable counsel fees and costs of any suit related thereto ("Losses") suffered or incurred by Purchaser arising from (i) any misrepresentation by, or breach of any covenant or warranty of, either of the Seller or any Shareholder contained in this Agreement or any certificate or other instrument furnished or to be furnished by the Seller or any Shareholder hereunder, or any claim by a third party (regardless of whether the claimant is ultimately successful) which if true would be such a misrepresentation or breach or
            (ii) any suit, action, proceeding, claim or investigation (whether or not currently pending or threatened) against Purchaser, its officers, directors or shareholders arising from or related to this Agreement and/or the acquisition utilization or ownership of the Net Assets. Any examination, inspection or audit of the properties, financial condition or other matters of the Seller and their businesses conducted by Purchaser pursuant to this Agreement shall in no way limit, affect or impair the ability of Purchaser to rely upon the representations, warranties, covenants and obligations of the Seller and Shareholders set forth herein.

      9.2 Survival of Representations and Warranties of Purchaser. All representations, warranties, agreements, covenants and obligations made or undertaken by Purchaser in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by the Seller, shall survive the Closing hereunder and shall not merge in the performance of any obligation by any party hereto. Purchaser agrees to indemnify and hold the Seller harmless from and against all liability, loss, damage or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) suffered or incurred by the Seller or the Shareholders arising from any misrepresentation by, or breach of any covenant or warranty of, Purchaser contained in this Agreement or any certificate or instrument furnished or to be furnished by Purchaser hereunder, or any claim by a third party (regardless of whether the claimant is ultimately successful) which if true would be such a misrepresentation or breach.

      9.3   Notification of Claim.

            9.3.1 Whenever any claim shall arise for indemnification
                  hereunder, the party seeking indemnification hereunder (the "Indemnified Party") shall promptly notify the party or parties from whom indemnification is sought (collectively, the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a third party, the notice to the Indemnifying Party shall specify, if known, the amount of damages asserted by such third party.

            9.3.2 Upon receipt of any such notice from the Indemnified
                  Party, the Indemnifying Party shall be entitled to participate in the defense of such claim, and may assume the defense of such claim if and only if: (i) the Indemnifying Party confirms in writing its obligations to indemnify the Indemnified Party with respect to such claim and the Indemnifying Party posts a bond reasonably acceptable to the Indemnified Party in all respects sufficient to insure payment of all amounts which are indemnifiable hereunder (ii) the Indemnified Party in its good faith discretion does not notify the Indemnifying
                  Party that it has determined a conflict of interest makes separate representation by the Indemnified Party's own counsel advisable, (iii) the claim does not involve a claim for injunctive or other similar equitable relief against the Indemnified Party, and (iv) the claim does not involve any criminal law claim against the Indemnified Party or its directors, officers, employees or agents. The parties acknowledge and agree that in the event the Indemnifying Party has properly assumed the defense of such claim as provided herein, the Indemnified Party shall be entitled to retain its own counsel to participate in the defense of such claim at its own cost and expense. No claim shall be settled or compromised without the written consent of the other party if such settlement or compromise requires such other party to make any payment or to take or refrain from taking any action or enjoins such other party or subjects it to other equitable relief or subjects it to any potential criminal law claim or liability.

      9.4 Survival Period for Claims. A claim for indemnification hereunder Purchaser shall be forever barred unless made by notifying the Indemnifying Party in writing in reasonable detail within three (3) years from the Closing Date with respect to a breach of the representations and warranties set forth in Article 4.13 ("Intellectual Property"), and twelve months following the Closing Date with respect to any other representations and warranties.

      9.5   Limitations on Liability.

            Notwithstanding any other provision of this Section 9 to the contrary, (a) no claim for indemnification under Section 9.1 or
            9.2 shall be made unless and until the Indemnified Party shall have incurred losses in excess of $100,000 in the aggregate and
            (b) the maximum aggregate liability of either party to the other under this Section 9 shall be an amount equal to the aggregate payment by Purchaser prior to the date of indemnification, plus interest at a rate of 8% per annum from the date of payment until the date of indemnification.

10.   TERMINATION

      10.1 Method of Termination. This Agreement constitutes the binding and irrevocable agreement of the parties to consummate the transactions contemplated hereby, the consideration for which is (a) the covenants set forth in Section 6.2 hereof, and (b) expenditures and obligations incurred and to be incurred by Purchaser, on the one hand, and by the Seller and the Shareholders, on the other hand, in respect of this Agreement, and this Agreement may be terminated or abandoned only as follows:

            10.1.1 by the mutual consent of the Seller, the Purchaser and the Shareholders;

            10.1.2 by the Seller if (i) any of the conditions set forth in 7 hereof, to which their obligations are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of any of them; or (ii) any of the representations or warrants set forth in Section 5 are proven to be materially inaccurate: or

            10.1.3 by Purchaser if (i) any of the conditions set forth in 6 hereof, to which the obligations of Purchaser are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act as Purchaser; or (ii) any of the representations or warrants set forth in Section 4 are proven to be materially inaccurate .

11.   GENERAL PROVISIONS

      11.1 Notices. All notices, request, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by certified mail, return receipt requested, first class postage prepaid, or overnight delivery service with receipt acknowledged or by facsimile addressed as follows:

            11.1.1  If to the Seller or the Shareholders:

                  Orziv (Z.K.Y.P.) Ltd.
                  8 Vulkany Avenue
                  Rehovot, Israel
                  Fax: (08) 947-2507

                  and in each case with a copy to:

                  Avi Cohen, Adv.
                  38 David Hamelech Street
                  Herzliya, Israel
                  Fax: (03) 613-1088

            11.1.2  If to Purchaser:

                  c/o E.S.C. Medical Systems Ltd.
                  P.O. Box 240
                  Yokneam 20692
                  Attention: Karen Sarid
                  Fax: (04) 959-9050

                  and to:

                  Kleinhendler & Halevy
                  Law Offices
                  30 Kalisher Street
                  Tel Aviv 65257
                  Israel
                  Fax: (03) 510-7528

            11.1.3 If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail or by overnight delivery service, the date on which such notice, request, instruction or document is received shall be the date of delivery. In the event any such notice, request, instruction or document is mailed or shipped by overnight delivery service to a party in accordance with this Section
                    11.1.3 and is returned to the sender as nondeliverable, then such notice, request, instruction or document shall be deemed to have been delivered or received on the fifth day following the deposit of such notice, request, instruction or document in the United States mails or the delivery to the overnight delivery service.

            11.1.4 Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 10.1

      11.2 Further Assurances. Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

      11.3 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

      11.4 Expenses. All expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same. All such fees and expenses of the Seller shall be borne by the Shareholders. In no event shall any assets of the Seller be utilized for or reduced by the payment of any such fees or expenses. The Seller and the Shareholders hereby, jointly and severally, represent and warrant that no such fees or expenses have been paid by the Seller from their assets prior to the date of this Agreement, and hereby, jointly and severally, covenant that the Seller will not so pay any such fees or expenses prior to the Closing.

      11.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns, including, without limitation, any corporation with which the Purchaser may be merged or by which it may be acquired.

      11.6 Headings. This section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

      11.7  Entire Agreement; Amendments.   This Agreement constitutes the
            entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

      11.8 Knowledge. "To the extent of," "aware of," and similar phrases shall mean such level of knowledge or awareness as would be obtained by a reasonably prudent business person under the circumstances then existing of the matter with respect to which such phrase is used (which circumstances shall be deemed to include the position of the person with Seller who is charged with such knowledge or awareness), and shall include, without limitation, such knowledge or awareness as would be obtained from appropriate discussions with such personnel of Seller who may reasonably be believed to have actual knowledge of the relevant matter. Whenever the Seller is charged with knowledge or awareness herein, such knowledge or awareness shall be deemed to be that of the officers of such company.

      11.9  Governing Law.   This Agreement shall be governed by and construed
            in accordance with the laws of the State of Israel.

      11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      11.11 Exhibits Incorporated. All Exhibits attached hereto are incorporated herein by reference, and all blanks in such Exhibits, if any, will be filled in as required in order to consummate the transactions contemplated herein and in accordance with this Agreement.

      11.12 Time of Essence.  Time is of the essence in this Agreement.


LASER INDUSTRIES LTD.                ORZIV (Z.K.Y.P.) LTD.

By:  _________________________       By:  ________________________
                  /title                              /title


----------------------------         --------------------------------
YEHIAM PRI-OR                        ZIV KARNI



                           SCHEDULE 3.1.2


(a) Prior shall cooperate with the Purchaser and provide technical and other support, as reasonably requested, to help the Purchaser in understanding and integrating the Seller's activities into the Purchaser's business.

(b) Prior shall continue to be reasonably available for active involvement (should the Purchaser so desire) in the activities of the Purchaser relating to assets of the Seller in a manner similar to his involvement before Closing, including all technical, commercial and financial aspects. In particular, (i) he will be reasonably available for active involvement in the world-wide marketing of the diamond processing machines (including but not limited to marketing and sales activities in India) and the orderly transfer of these activities to people appointed to this function by the Purchaser, (ii) he will be reasonably available to the Purchaser for consultation relating to other activities of the Purchaser (should the Purchaser so desire), whether these relate to industrial or medical laser developments,
     (iii) he will be reasonably available for participation (should the Purchaser so desire) in other activities of Purchaser including the planning of the new "Industrial Division", assessment of various activities within the Purchaser's organization, participation in the preparation and writing of research programs (internal or to be submitted to external organizations), participation in meetings on behalf of the Purchaser, and similar activities.


                       LIST OF SCHEDULES AND EXHIBITS

EXHIBITS

4.1.4   Memorandum and Articles of Association of Orziv Ltd.

4.2.1   Audited Year End Financial Statements

4.2.2   Interim Financial Statements.

4.3     Tax basis of all of Orziv's assets.

4.4     List of material Personal Property as of March 31, 1998.

4.5     Violation of instruments.

4.6.2   Bank Accounts and Authorized Personnel with respect thereto.

4.8     Consents and Waivers.

4.9     Material changes since March 31, 1998.

4.11    Non-compliance with law.

4.12    Contracts, Agreements and other Instruments relating to or affecting
        Assets.

4.13.2  Intellectual Property.

4.13.4 Intellectual Property for the use of which payment or royalty is required.

4.13.6 Software licenses, leases and other rights or obligations related thereto.

6.4     Opinion of Counsel for Orziv Ltd.


SCHEDULES

2.1     Liabilities of Seller.

3.1.2   Consulting Services to be rendered by Prior

6.11    Transfer Documents